CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of The Royce Fund and Shareholders of the Royce Premier Fund, Royce Micro-Cap Fund, Pennsylvania Mutual Fund, PMF II, Royce GiftShares Fund, Royce Total Return Fund, Royce Low Priced Stock Fund, Royce Financial Services Fund, The REvest Growth & Income Fund and Royce Special Equity Fund:

We consent to the reference to our Firm under the headings "Financial Highlights" and "General Information" in Post-Effective Amendment No. 47 to the Registration Statement of The Royce Fund on Form N-1A (File No. 2-80348) under the Securities Act of 1933 and Post-Effective Amendment No. 49 (File No. 811-
3599) under the Investment Company Act of 1940. We further consent to the reference to our Firm under the heading "Independent Accountants" in the Statement of Additional Information.



                                   /s/ Coopers & Lybrand L.L.P.

                                   COOPERS & LYBRAND L.L.P.


Boston, Massachusetts
April 27, 1998